EXHIBIT 10.2

T-MOBILE US, INC.

COMPENSATION TERM SHEET
FOR
DAVID CAREY

Following is a Compensation Term Sheet (the “Term Sheet”) with T-Mobile US, Inc. (the “Company”).

GENERAL
As you know, the Company anticipates entering into a Business Combination Agreement with Sprint Corporation and certain other parties named therein (the “BCA”) on or around April 29, 2018. This Term Sheet confirms our understanding and agreement about your role and certain compensation opportunities with the Company, effective as of the date on which the BCA is fully executed (the “Effective Date”).

TERM
Subject to the provisions for earlier termination set forth below, the term of this Term Sheet (the “Term”) will commence on the Effective Date and continue until the second (2nd) anniversary thereof (the “Expiration Date”). Your employment remains “at will,” meaning that it may be terminated by you or the Company, for any reason or for no reason whatsoever, with or without notice and with or without cause. The at-will nature of your employment relationship cannot be changed other than by a written agreement signed by you and a duly authorized Company officer.

POSITION
During the Term, you will continue to serve as the Executive Vice President, Corporate Services of the Company reporting to the Chief Executive Officer (“CEO”). You will have such duties and authority commensurate with the position of Executive Vice President, Corporate Services of the Company and you will perform such other duties commensurate with such position as the CEO may from time-to-time assign. You will continue to devote your full professional time, attention and energies to the business of the Company. Your position will continue to be based in Bellevue, WA.

COMPENSATION	During the Term, your compensation will be as follows:
Salary:

•	You will receive an annual base salary of no less than $775,000 payable in accordance with the Company’s standard payroll practices (but no less often than monthly).
Short-Term Incentive (“STI”):

•
Effective as of the Effective Date, and for each calendar year commencing after the Effective Date during the Term, your annual target STI (“Target STI”) will be no less than 125% of your eligible base earnings during such calendar year.

•	STI awards will continue be based on the achievement of Company goals (and, as applicable, individual performance) as determined by the Compensation

Committee or Section 16 Subcommittee of the Company’s Board of Directors (collectively, the “Committee”).
Long-Term Incentive (“LTI”):

•
Effective as of the Effective Date, with the next annual LTI award after such date anticipated to be granted in February 2019, your annual LTI awards will have an annual aggregate grant-date target value (as determined by the Committee) of no less than $4,359,375.

•
LTI awards will continue to be made in such form and on such terms as the Committee may determine. Each LTI award (including the Transaction PRSUs (as defined below)) will be subject to the terms and conditions of the Company’s 2013 Omnibus Incentive Plan (as amended from time to time, the “Plan”) and an award agreement prescribed by the Company, which shall evidence the grant of the LTI award.

Transaction PRSUs:

•	Effective as of the Effective Date, you will be granted a one-time special equity award as follows:

o
On the Effective Date, the Company will grant to you, under the Plan, a one-time award of performance-based restricted stock units (“PRSUs”) with respect to a number of shares of Company common stock equal to the quotient of $5,719,000 divided by the average closing price of the Company’s common stock over the 90 calendar-day period ending with (and including) April 27, 2018, rounded up to the nearest whole share (the “Transaction PRSUs”).

o
The Transaction PRSUs will be subject to substantially the same terms and conditions applicable to the award of PRSUs granted to you on February 15, 2018, except that: (i) 50% of the Transaction PRSUs shall be eligible to vest upon the earlier of (x) the closing (the “Closing”) of the transactions (collectively, the “Transaction”) contemplated by the BCA and (y) the Expiration Date, and (ii) the remaining 50% of the Transaction PRSUs shall be eligible to vest on the Expiration Date. Vesting of the Transaction PRSUs shall be based on the Company’s total shareholder return relative to the Company’s peer group during the applicable performance period, subject to your continued employment through the applicable vesting date, and further subject to accelerated vesting upon certain terminations of your employment in accordance the Transaction PRSU award agreement (and any other applicable Company plan or arrangement in which you participate). In addition, for purposes of determining the level of attainment of the total shareholder return performance goals applicable to the Transaction PRSUs, the Company’s and each peer company’s share price shall equal (x) as of the grant date, the volume weighted average price of the Company’s (or such peer company’s) common stock over the 90 calendar-day period ending with (and including) April 27, 2018, (y) as of the Closing, the average closing price of the Company’s (or such peer company’s) common stock over the 30 calendar days immediately following the Closing, and (z) as of the Expiration Date, the average closing price of the Company’s (or such peer company’s) common stock over the 30 calendar-day period ending on the Expiration Date.

o
The Transaction PRSUs will be administered as exempt from Section 409A (as defined below) for purposes of the application of your Side Letter (defined below) and any relevant agreements or plans (for clarify, the PRSUs will vest upon your Separation under your Side Letter (as defined therein) and be paid to you upon vesting).

SIDE LETTER
You and the Company acknowledge and agree that the Letter Regarding Eligibility for Certain Payments and Benefits by and between you and the Company, dated February 19, 2018 (the “Side Letter”), remains in effect in accordance with its terms.

CODE SECTIONS
The payments and benefits described in this Term Sheet are intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). See Attachment A, which is hereby incorporated into this Term Sheet, for additional details. In addition, you acknowledge and agree that the payments and benefits described in this Term Sheet (in addition to any other payments and benefits payable to you by the Company or any affiliate thereof) may be subject to reduction as set forth on Attachment B, which is hereby incorporated into this Term Sheet.

SUCCESSORS
This Term Sheet is personal to you and, without the prior written consent of the Company, shall not be assignable by you other than by will or the laws of descent and distribution. This Term Sheet shall inure to the benefit of and be binding upon the Company and its successors and assigns.

WITHHOLDING
All compensation and other benefits to or on behalf of you pursuant to this Term Sheet shall be subject to such deductions and withholding as may be agreed to by you or required by applicable law, rule or regulation or Company policy.

DISPUTE RESOLUTION
Except for any claims arising out of, or relating to, your restrictive covenant, confidentiality or similar agreement with the Company (the “Restrictive Covenant and Confidentiality Agreement”) (to which you remain bound) and, any other written and fully executed agreements to which you and the Company or an affiliate thereof are parties that expressly provide for a different dispute resolution mechanism, any controversy, claim or dispute arising out of or relating to this Term Sheet or your employment with the Company or termination thereof, either during the existence of the employment relationship or afterward, and including, but not limited to, any common law or statutory claims for wrongful discharge, discrimination or unpaid compensation, shall be resolved exclusively by arbitration in King County, Washington, conducted in accordance with the then prevailing commercial arbitration rules of the American Arbitration Association (the “AAA”), with one arbitrator designated in accordance with those rules. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive and may be entered in any court having jurisdiction thereof as a basis of judgment and of the issuance of execution for its collection. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this paragraph shall be construed as precluding either party from bringing an action for injunctive relief or other equitable relief. In any such dispute, the prevailing party shall be entitled to its or his attorneys' fees and costs, in addition to any other relief that may be awarded. In accordance with the terms of the Restrictive Covenant and Confidentiality Agreement, the exclusive venue for claims arising out of, or related to, the Restrictive Covenant and Confidentiality Agreement shall be the state and Federal courts of King County, Washington.

ENTIRE AGREEMENT
This Term Sheet, along with the Restrictive Covenant and Confidentiality Agreement, your Side Letter and your STI and LTI award agreements, embody the entire agreement and understanding between the parties with respect to the subject matters hereof (including but not limited to your compensation terms) and supersedes all prior oral and written agreements and understandings between the Company and you with respect to the subject matters hereof, and it can only be modified in a fully executed written agreement between you and a duly authorized Company officer. It may be executed by facsimile and in counterparts which, taken together, shall constitute one original. To the extent the provisions of this Term Sheet are inconsistent with the terms of any underlying compensation plan or program, including without limitation any annual performance bonus plan or the Plan, the terms of this Term Sheet shall control. Notwithstanding the foregoing or anything herein to the contrary, to the extent that the Plan or any short-term incentive or long-term-incentive award agreement provides for more favorable treatment to you of your STI award(s) and/or LTI award(s) than the terms of this Term Sheet, the terms of the Plan or award agreement (as applicable) shall control. For avoidance of doubt, this Term Sheet is not intended to deprive you of any right, entitlement or protection (e.g., indemnification and insurance), in any case, that is not inconsistent with this Term Sheet and that you may have under any other agreement, plan, or policy of the Company applicable to you that may provide more favorable treatment than this Term Sheet, nor is it intended to exclude you from being eligible to receive any employee benefits (provided that such benefits would not result in you receiving a duplication of benefits) that may in the future be broadly provided to similarly-situated employees.  Similarly, for avoidance of doubt, this Term Sheet is not intended to relieve you of obligations to the Company or requirements of the Company set forth in any other written agreement, plan, or policy of the Company applicable to you (including, without limitation, the Company’s Executive Incentive Compensation Recoupment Policy as adopted October 30, 2014, as amended from time to time), unless such obligations or requirements are expressly contrary to a commitment in this Term Sheet. This Term Sheet shall be exclusively governed by and interpreted under the laws of the State of Washington.

EFFECTIVENESS	This Term Sheet shall become effective as of the Effective Date. If the BCA is not fully executed for any reason, this Term Sheet shall be null and void and of no force or effect.
Please indicate your acceptance of, and agreement to, the terms and conditions outlined above by signing and dating this Term Sheet below.

[Signature page follows]

Sincerely,

T-MOBILE US, INC.

By:_/s/ Elizabeth McAuliffe
Elizabeth McAuliffe
EVP, Human Resources

AGREED and ACCEPTED as of the date below:

/s/ David Carey
David Carey            Date

ATTACHMENT A

It is intended that the payments and benefits under this Term Sheet comply with the provisions of Section 409A and the Treasury regulations relating thereto, or satisfy the requirements for an exemption from Section 409A, in each case to the extent applicable to this Agreement and, accordingly, to the maximum extent permitted, this Term Sheet shall be interpreted and be administered in a manner to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, you shall not be considered to have terminated employment with the Company for purposes of this Term Sheet, and no payment otherwise due upon a termination of employment shall be due to you under this Term Sheet, until you would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A (a “Separation from Service”). Any payments described in this Term Sheet that qualify for the “short-term deferral” exception from Section 409A shall not be treated as deferred compensation as described in Treasury Regulation Section 1.409A-1(b)(4) and will be paid under such exception unless applicable law requires otherwise. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii) and the application of the short-term deferral exception), each payment under this Term Sheet will be treated as a separate payment. Notwithstanding anything to the contrary in this Term Sheet (whether under this Term Sheet or otherwise), to the extent delayed commencement of any portion of the payments to be made to you upon your Separation from Service is required to avoid a prohibited payment under Section 409A(a)(2)(B)(i) of the Code, such portion of the payments shall be delayed and paid on the first business day after the earlier of (i) the date that is six (6) months following such Separation from Service or (ii) your death. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to you under this Term Sheet shall be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to you) during any one year may not affect amounts reimbursable or provided in any subsequent year and may not be liquidated or exchanged for any other benefit.
ATTACHMENT B

In the event any payment, benefit or distribution of any type to or for the benefit of you, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Term Sheet or otherwise to you under this Term Sheet or otherwise constitutes a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the amount payable to you shall be either (a) paid in full, or (b) paid after reduction by the smallest amount as would result in no portion thereof being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax under Section 4999 of the Code, results in the receipt by you, on an after-tax basis, of the greater net value, notwithstanding that all or some portion of such payment amount may be taxable under Section 4999 of the Code. Unless the Company and you otherwise agree in writing, all determinations required to be made under this paragraph, including the manner and amount of any reduction in your payments hereunder, and the assumptions to be utilized in arriving at such determinations, shall be made in writing in good faith by the accounting firm serving as the Company’s independent public accounting firm immediately prior to the event giving rise to such payment (the “Accounting Firm”); provided, however, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A of the Code) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A of the Code. For purposes of making the calculations required by this paragraph, the Accounting Firm may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request to make a determination under this paragraph. The Accounting Firm shall provide its written report to the Committee and you, which shall include information regarding methodology. The Company shall bear all costs the Accounting Firm may reasonably incur in connection with any calculations contemplated by this paragraph. You and the Company shall cooperate in case of a potential Change in Control (as defined in the Plan) to consider alternatives to mitigate any Section 280G exposure, although the Company cannot guaranty any such alternatives will be available or approved by the Company and neither you nor the Company shall be obligated to enter into them.